EXHIBIT 16.1

May 24, 2012

U.S. Securities and Exchange Commission

450 – Fifth Street N. W.

Washington, DC 20549

Re: Independent Film Development Corporation

Ladies and Gentlemen:

We have read the statements under item 4.02 in the Form 8-K dated May 24, 2012, of Independent Film Development Corporation (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

/s/ M&K CPAS, PLLC